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May 12, 2009

China 3C Group
368 HuShu Nan Road
HangZhou City
Zhejiang Province, China 310014

Re:	Opinion Letter Regarding Form S-8 Registration Statement

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”), to be filed by China 3C Group, a Nevada corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 (the “Act”) of an aggregate of up to 2,195,000 shares of common stock of the Company (the “Shares”).  The Registration Statement relates to the registration of 2,000,000 of the Shares issuable under the Company’s 2008 Omnibus Securities and Incentive Plan (the “Plan”) and registration of an additional 195,000 of the Shares previously issued or which may be issued to certain shareholders of the Company who are named in the Registration Statement (the “Selling Stockholders”).

In rendering the opinion as set forth below, we have assumed: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as copies; (c) the genuineness of all signatures; (d) the legal capacity of natural persons; (e) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in all such documents; (f) the legal, valid and binding effect of each document on the parties thereto other than the Company; and (g) that the Company will act in accordance with its representations and warranties as set forth in such documents.

In connection with our opinion as set forth below, we have examined originals or copies of the following documents or records of the Company as described below:

(a)           The Registration Statement;

(b)           The Plan;

(c)           The Stock Option Agreement Director Non-Qualified Stock Option, dated December 1, 2008, between the Company and Kenneth Berents, relating to the option to purchase 50,000 shares of stock of the Company;

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May 12, 2009 Page 2

(d)           The Stock Option Agreement Director Non-Qualified Stock Option, dated December 1, 2008, between the Company and Kenneth Berents, relating to the option to purchase 30,000 shares of stock of the Company;

(e)           The Stock Option Agreement Director Non-Qualified Stock Option, dated December 1, 2008, between the Company and Kenneth Berents, relating to the option to purchase 30,000 shares of stock of the Company;

(f)            The Acknowledgement, dated May 11, 2009, between the Company and Kenneth Berents acknowledging the effective date of the stock option agreements referenced in items (c) through (e) above is January 15, 2009;

(g)           The Stock Option Agreement with Todd L. Mavis, dated April 21, 2009, between the Company and Todd L. Mavis, relating to the option to purchase 50,000 shares of stock of the Company;

(h)           The Compensation Agreement, dated November 27, 2009, between the Company and Joseph Levinson, relating to the issuance of 125,000 shares of stock of the Company;

(i)            The Agreement, dated May 3, 2007, between the Company and Joseph Levinson, relating to the issuance of 20,000 shares of stock of the Company;

(j)            The Amended and Restated of Articles of Incorporation of the Company filed with the Nevada Secretary of State on December 19, 2005;

(k)           The Amended and Restated By-Laws of the Company, dated January 2, 2007;

(l)            The Unanimous Written Consent of the Board of Directors of the Company dated December 1, 2008, signed by the Board of Directors and effective on January 15, 2009;

(m)          The Unanimous Written Consent of the Board of Directors of the Company, dated as of May 7, 2009; and

(n)           The Certificate of Existence with Status in Good Standing issued by the Nevada Secretary of State on May 12, 2009.

The documents described in items (c) through (g) above are collectively referred to herein as the Stock Options.  The documents described in items (h) and (i) above are collectively referred to herein as the Levinson Agreements.  We have also reviewed such other matters of law and examined and relied upon such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.

May 12, 2009 Page 3

We assume that the Company will keep reserved a sufficient amount of common stock to satisfy its obligations for future issuances of the Shares.

Based on the foregoing, and assuming that the full consideration for each Share is or was previously received by the Company in accordance with the terms of the Plan, the Levinson Agreements or the Stock Options, as applicable, it is our opinion that the Shares previously issued to the Selling Stockholders and those to be offered by the Selling Stockholders upon exercise of the Stock Options or which may be issued under the Company’s 2008 Omnibus Securities and Incentive Plan will, when issued, be validly issued and outstanding, fully paid and nonassessable.

Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada.  We express no opinion regarding the effect of any securities laws on the Shares or on any other shares or stock or stock options issued by the Company.  In addition, we express no opinion on the effect of any party’s earnings or tax liabilities related to the Shares.

We express no opinion regarding the existence of: (a) any issuer’s lien pursuant to N.R.S. § 104.8209; (b) any adverse claim as defined by N.R.S. § 104.8102; or (c) any other security interest, including those arising under Articles 8 and 9 of the U.C.C., against the Shares.

This opinion is intended solely for the use of the Company in connection with the Registration Statement.  We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which is part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 6 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

Sincerely yours,

/s/ LEWIS AND ROCA LLP

LEWIS AND ROCA LLP